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                                                                     EXHIBIT 5.1


                               November 30, 1998



Board of Directors
Metro Global Media, Inc.
1060 Park Avenue
Cranston, RI 02910

Gentlemen:

         This firm has acted as counsel for Metro Global Media, Inc., a Delaware corporation (the "Company") in connection with the offering of 500,000 shares of Common Stock, $.0001 par value of the Company (the "Shares") pursuant to the Metro Global Media, Inc. 1998 Consultant Stock Compensation Plan (the "Plan"), which the Company intends to register with the Securities and Exchange Commission on Form S-8 (the "Registration Statement").

         In connection with the preparation of this opinion, we have examined originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments, and documents pertaining to the Shares as we have deemed relevant or necessary as the basis of the opinions hereinafter expressed. In all such examinations, we have assumed (i) the genuineness of all signatures,
(ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as copies. As to various questions of fact relevant to our opinion, we have relied upon statements or certificates of public officials, officers or representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered and the consideration therefor is received by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         If you have any questions, please do not hesitate to call.

                                               Very truly yours,

                                               /s/ Eric P. Littman, P.A.
                                               -------------------------
                                               Eric P. Littman